EXHIBIT 14.1

CODE OF BUSINESS CONDUCT

AND ETHICS

RELIABILITY INCORPORATED

CODE OF BUSINESS CONDUCT AND ETHICS

TABLE OF CONTENTS

1.	OVERVIEW	1

2.	LEADERSHIP	3

3.	CONFLICTS OF INTEREST	3

4.	INSIDER TRADING	4

5.	CONFIDENTIAL AND PROPRIETARY INFORMATION	5

6.	RECORD KEEPING	6

7.	ACCURACY OF FINANCIAL RECORDS	6

8.	FAIR DEALING	7

9.	USE AND CARE OF COMPANY RESOURCES AND ASSETS	7

10.	PROCEDURE FOR REPORTING VIOLATIONS	7

11.	WAIVERS	8

12.	STATEMENT OF COMPLIANCE

1. OVERVIEW

Attached you will find the Code of Business Conduct and Ethics (the “Code of Conduct”). This Code of Conduct was recently adopted by the Audit Committee (the “Audit Committee”) of the Board of Directors (the “Board”) of Reliability Incorporated (the “Company” or “Reliability”). The Code of Conduct applies to all executive officers, directors, accounting personnel, and all other employees of the Company and is intended to inform all such individuals of their ethical obligations to the Company.

Management is responsible for setting an example by their own conduct and for making sure that proper attention is given to, and controls are in place for, promoting compliance with the Code of Conduct. The Code of Conduct does not replace the guidelines articulated in the Employee Handbook, but is intended to augment the Employee Handbook in areas concerning certain ethical and legal obligations.

The Code of Conduct sets out the basic policy of the Company in a number of areas, such as conflicts of interest, securities trading, record keeping, and other areas of concern to the company and the public at large.

The Code of Conduct is a product, and should be read and complied with in the spirit of the Company’s commitment to excellence. The Code of Conduct is intended to promote the following:

•	Honest and ethical conduct;

•	Avoidance of conflicts of interest;

•	Full, fair, accurate, timely, and understandable disclosure in the reports and documents that the Company files with, or submits to, the Securities and Exchange Commission, and in all other public communications made by the Company;

•	Compliance with all applicable governmental laws, rules, and regulations;

•	Prompt internal reporting of violations of the Code of Conduct; and

•	Accountability for adherence to the Code of Conduct.

The Code of Conduct cannot anticipate every ethical or legal issue that may arise; nor is it feasible to attempt to define a course of action for every situation. However, each of us will be well served if we apply to every situation the basic principles of honesty, fairness, integrity, and compliance with the law.

The Code of Conduct includes a program for reporting suspected criminal activity or violations of the Company’s policies. Each employee has the responsibility of reporting such violations, and failure to do so may result in disciplinary action. No employee will be retaliated against in any way for reporting in good faith an actual or suspected violation.

The Code of Conduct summarizes some of the ethical and legal compliance policies of the Company. It was designed to help reduce the risk of unethical and illegal conduct by employees of the Company by providing a clear statement of the standards to be followed in all of the Company’s business activities.

In addition to the policies specifically set out in the Code of Conduct and the other policies of the Company, all employees are expected to be familiar with, and at all times comply with, all applicable laws, rules, and regulations.

Further, all employees are expected to conduct all transactions in accordance with the highest ethical standards. It is important for each employee to understand that:

•	you are personally responsible for your own conduct, for complying with all provisions of this Code of Conduct, and for properly reporting known or suspected violation;

•	if you are ever in doubt as to how to handle a specific situation, you should discuss the matter with your supervisor, or another member of management prior to acting;

•	if you are a supervisor or manager, you must set an example by your own actions, and use your best efforts to ensure that employees understand and comply with this Code of Conduct;

•	no one has the authority or right to order, request or even influence you to violate this Code of Conduct or the law;

•	absent a waiver from the Audit Committee of the Board of Directors, you will not be excused for violating this Code of Conduct for any reason, even at the request of another person;

•	any attempt by any person to have another person violate this Code of Conduct, whether successful or not, is itself a violation of this Code of Conduct and may be a violation of law;

•	any retaliation or threat of retaliation against any person for refusing to violate this Code of Conduct or for reporting in good faith a violation or suspected violation of this Code of Conduct is itself a violation of this Code of Conduct and may be a violation of law;

•	each reported violation of this Code of Conduct will be investigated and each actual violation will constitute a valid ground for dismissal or other appropriate disciplinary action of the person violating this Code of Conduct and may result in civil or criminal action against that person; and

•	this Code of Conduct is in addition to the rules and policies of the Company including those contained in the Reliability Employee Handbook (the “Employee Handbook”).

This Code of Conduct should not be construed as a contract of employment and does not change any person’s employment status with the Company.

2. LEADERSHIP

The responsibility for creating a culture and environment in which ethical and legal behavior is respected and expected starts with the executive officers of the Company. The Company expects the executive officers of the Company to ensure that their own actions and directions are above reproach. It is imperative that the Company’s executive officers emphasize, in both their words and their actions, the importance of ethical decision making, compliance with all laws and regulations, and compliance with the Code of Conduct.

3. CONFLICTS OF INTEREST

As a Reliability Incorporated employee, you should always perform your job duties on the basis of the Company’s best interests, independent of any personal considerations or relationships. Therefore, you must avoid any financial interest or other business relationship (such as with a competitor, supplier, or customer of Reliability) that might interfere with effective performance of your job or be adverse to the interests of the Company. You should avoid any activity, association, or financial relationship that creates even the appearance of conflicting loyalties or interests. If you have any interest or relationship that might compromise or appear to compromise your duty of loyalty to Reliability Incorporated, you must disclose it to your supervisor and the Chief Financial Officer.

Investments. Employees are prohibited from investing in any of the Company’s customers, suppliers, or competitors unless the securities are publicly traded, the investment does not involve a significant amount of securities, the investment is on the same terms available to the general public, and the investment is not based on any “inside information.”

This prohibition applies to all forms of investments and to all employees of the Company and their immediate families. In general, employees should not have any financial interest in a customer, supplier, or competitor that could cause divided loyalty, or even the appearance of divided loyalty.

Family Relationships. An employee wishing to do business on behalf of the Company with a member of that employee’s family or with a company of which the employee’s relative is an officer, director, or principal, must first disclose the relationship and obtain the prior written approval of the Chief Operating Officer or the Chief Executive Officer.

Outside Directorships. Outside directorships can create a conflict of interest situation for an employee. Employees are prohibited from being a director or officer of another company or business without the prior written consent of the Company’s Chief Executive Officer.

Corporate Opportunities. No employee may: (a) take for himself or herself personally opportunities that are discovered through the use of Company property, information or position;

(b) use Company property, information or position for personal gain, or (c) compete with the Company. Employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Vendor Gift Policy. Our business requires that we deal with a wide range of vendors, many of whom may consider it standard practice to provide gifts and entertainment as a gesture of appreciation. While, in general, these gifts may seem consistent with doing business, the receipt of these gifts by a Reliability employee acting in his or her capacity as a Reliability employee can create the appearance of a conflict of interest for the employee because such gifts may be construed as attempts to influence the performance of his or her duties.

Reliability’s policy requires that vendors be chosen on the basis of merit without favoritism. Employees who approve vendors should not be involved with the vendor in a way that would appear to influence impartial judgment. Accordingly, Reliability employees and/or members of their immediate family may not request or accept gifts, entertainment or other benefits of value received directly or indirectly from an existing or potential vendor other than as set forth in this policy. Such gifts should never include cash.

Gifts of nominal or token value, such as an occasional meal or outing with a vendor motivated by commonly accepted business courtesies, may be accepted. However, in the event that the value of such gift exceeds $200, but is less than $500, employees must disclose in writing (electronic or otherwise) to the Chief Executive Officer or the President the receipt of such gift within two business days of such receipt. In the event the value of the gift exceeds $500, such gift may not be accepted without the prior written approval (electronic or otherwise) of the Chief Executive Officer or the President.

This policy does not apply to events or promotions sponsored by Reliability (such as the Company’s employee Christmas party) at which vendors from time to time provide merchandise, provided that the employee receiving the particular item of merchandise was selected by the Company by lot or otherwise, and not by the vendor or at such vendor’s request.

Reliability expects that its employees will use their best judgment when it comes to business gifts, favors or entertainment.

4. INSIDER TRADING

It is both illegal and against this Code of Conduct for any individual to profit from undisclosed information relating to the Company or any company with which it does business. If an executive officer, director or employee is in possession of material inside information that the Company has not yet disclosed to the public, such individual may not purchase or sell any of the securities of the Company or “tip” others to trade in our stock. Material inside information is defined as facts that have not been disclosed to the public that could influence a reasonable investor’s decision to buy or sell the Company’s stock or other securities. Also, if an executive officer, director or employee has inside or unpublished knowledge about any of the Company’s suppliers, customers or any other company with which the Company does business, he or she may not purchase or sell securities of those companies or tip others to do so. Examples of inside material information include, but are not limited to the following:

•	a stock split;

•	a change in the dividend policy;

•	potential mergers, acquisitions or other business opportunities;

•	financial and operating results for the month, quarter or year; and

•	major litigation developments

Further, it is your responsibility to be familiar with, and comply with our Insider Trading Policy, which prohibits the purchase or sale of Reliability stock during the period beginning with the 20th day of the last month in a fiscal quarter until the fourth business day following the earnings release for that quarter. Any breach of your duties and responsibilities under the securities laws or the Insider Trading Policy is subject to disciplinary action, including termination.

The restrictions of this policy also apply to your family members and others living in your household. You are responsible for the compliance of such persons with securities laws and Company policy. Even the appearance of improper conduct must be avoided.

5. CONFIDENTIAL AND PROPRIETARY INFORMATION

Employees have an ethical and legal duty not to disclose confidential, non-public, proprietary information about the Company, its customers, business partners, suppliers, distributors, and others with whom it does business.

You may have access to such information during the course of your work and you are responsible for ensuring that it is not made available to unauthorized persons. You should remember that unauthorized persons may include a co-worker. Accordingly, you should discuss confidential, non-public and proprietary information only with those persons you know to be authorized to receive and that have a need to know the information. Protection of our Company’s confidential business information is vital to our success and growth in the competitive industry in which we work.

Business information that has not been made public shall not be released to private individuals, organizations, or governmental bodies unless authorized by the Company or demanded by legal process such as a subpoena or court order. Employees shall not use confidential information obtained in the course of their employment for the purpose of advancing any private interest or otherwise for personal gain. Employees should refer any requests for information (reference checks, credit reporting, etc.) about present or former employees of the Company to the Human Resources Department.

6. RECORD KEEPING

The Company may receive from time to time a request from a third party for documents relating to our business. Once the Company has received such a request, the Company is often prohibited by law from destroying any document that would be responsive to such request. If you become aware that the Company has received such a document request, you must not discard or destroy any requested or related documents until you have been advised in writing by the Corporate Secretary that you are permitted to do so.

7. ACCURACY OF FINANCIAL RECORDS

It is Reliability’s policy to record and report its factual information honestly and accurately. Intentional conduct violating this policy is a serious offense and will subject an individual to severe discipline by the Company, including possible criminal and civil penalties.

Investors count on Reliability to provide accurate information about its businesses and to make responsible business decisions based on reliable records. Each individual involved in creating, transmitting or entering information into the Company’s financial and operational records is responsible for doing so fully, accurately and with appropriate supporting documentation. No employee may make any entry that intentionally hides or disguises the true nature of any transaction. For example, no individual may understate or overstate known liabilities and assets, record false sales or record them early, defer or accelerate the proper period for recording items that should be expensed, falsify quality or safety results, or process and submit false or inaccurate invoices.

Compliance with established accounting procedures, Reliability’s system of internal controls, and generally accepted accounting principles is necessary at all times. In order to achieve such compliance, the Company’s records, books, and documents must accurately reflect all transactions and provide a full account of the Company’s assets, liabilities, revenues and expenses. Knowingly entering inaccurate or fraudulent information, or failing to enter material information, into the Company’s accounting system is unacceptable and may be illegal. Employees who have knowledge that an entry or process is false are expected to consult their supervisor or, if necessary, the Chief Financial Officer or a member of the Audit Committee. In addition, it is the responsibility of employees to give their full cooperation to the Company’s authorized auditors.

Certain documents and other records pertaining to the Company’s business must be retained for specific periods of time for possible review by regulatory authorities. Company documents (such as contracts, agreements, licenses, accounting records, financial data, correspondence and memoranda), including electronic documents, should be discarded or destroyed only in accordance with Company policy or upon approval of the Corporate Secretary. If you have any questions about discarding or destroying any document, please check with the Corporate Secretary first.

8. FAIR DEALING

Each employee shall deal fairly and in good faith with Reliability’s customers, stockholders, employees, suppliers, regulators, business partners, competitors and others. No employee shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged or confidential information, misrepresentation, fraudulent behavior or any other unfair dealing practice.

Company policy prohibits fraud and establishes procedures to be followed for the recognition, reporting and investigation of suspected fraud. Fraudulent behavior includes, but is not limited to the following:

•	fraudulent or dishonest conduct;

•	forgery or alteration of negotiable instruments or Company documents;

•	misappropriation of any Company, employee, customer, partner or supplier assets;

•	conversion to personal use of cash, securities, supplies or any other Company assets;

•	unauthorized handling or reporting of Company transactions; and

•	falsification of Company records or financial statements.

Any employee who suspects that any fraudulent activity may have occurred should report such concern to his or her supervisor.

9. USE AND CARE OF COMPANY RESOURCES AND ASSETS

All equipment, supplies, software and other assets used in Reliability’s business must be treated with due care and are to be used for business purposes only. You are responsible for ensuring that all equipment and supplies issued to you are properly used and maintained. Any unauthorized use of Company equipment, supplies or software (including any use that is not a business use) is prohibited by Company policy. You must never make unauthorized copies of any Company software or remove any Company equipment or other Company assets from Company premises without specific written authorization from your supervisor.

10. PROCEDURE FOR REPORTING VIOLATIONS

It is each employee’s personal responsibility to report suspected criminal activity or violations of the Code of Conduct. While reports of possible or suspected violations should typically be made to your supervisor, in those circumstances where that is not practical, you may report such violation to any other management employee or submit such reports anonymously (see attached document “Employee Complaint Procedures for Accounting and Auditing Matters”). A report that an officer or director of the Company may have violated the Code of Conduct or participated in any criminal activity should be made to the Audit Committee of the Board of Directors or to any member of such committee. Reports submitted by executive officers or directors should be made directly to the Chairman of the Audit Committee.

Reports may be made verbally or in writing. Verbal reports will be written up, and the reporting employee will be asked to review and confirm the write-up.

Employees writing a report of suspected criminal activity or violations of the Code of Conduct should attempt to provide as much factual detail as possible about the incident(s) being reported, including time(s), location(s) and person(s) involved. All reports will be taken seriously and investigated. Please do not report mere rumors.

NO RETALIATORY ACTION No retaliatory action will be taken against Company Employees who report in good faith suspected criminal activity or violations of the Code of Conduct.

11. WAIVERS

Only the Audit Committee of the Board of Directors can make any waiver of the Code of Conduct for executive officers or directors.

12. STATEMENT OF COMPLIANCE CERTIFICATION

I have read and understand the Code of Conduct and agree to comply with it. I understand that failure to comply with the Code of Conduct or to respond truthfully to this Statement of Compliance will be a basis for disciplinary action, up to and including dismissal.

Except as stated in the Disclosure section below:

I do not know of any interest or business relationship of my family members or mine that conflicts with the provisions of the Code of Conduct.

I do not know of any other activity or set of circumstances that is a violation of the Code of Conduct.

DISCLOSURE

The information provided below discloses circumstances which may be a violation of the Code of Conduct or possible conflict of interest (including, for me and my family members, the ownership of an interest in another business or other business relationship that may constitute a “Conflict of Interest”). See Section 3 of the Code of Conduct:

Signature	Title

Printed Name:	Date:

Please return one signed copy of this Statement to the Human Resources Department.

ATTACHMENT A

Employee Complaint Procedures for Accounting and Auditing Matters

Any employee of Reliability may submit a good faith complaint regarding accounting or auditing matters to the management of Reliability without fear of dismissal or retaliation of any kind. Reliability is committed to achieving compliance with all applicable securities laws and regulations, accounting standards, accounting controls and audit practices. Reliability’s Audit Committee will oversee treatment of employee concerns in this area.

In order to facilitate the reporting of employee complaints, Reliability’s Audit Committee has established the following procedures for (1) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters (“Accounting Matters”) and (2) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Receipt of Employee Complaints

Employees may forward concerns regarding Accounting Matters on a confidential or anonymous by writing to Audit Committee Chairman, P.O. Box 218018, Houston, TX 77218-8370.

Scope of Matters Covered by These Procedures

These procedures relate to employee complaints relating to any questionable accounting or auditing matters, including:

(1)	Fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of Reliability;

(2)	Fraud or deliberate error in the recording and maintaining of financial records of Reliability;

(3)	Deficiencies in or noncompliance with Reliability’s internal accounting controls;

(4)	Misrepresentation or false statement to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports or audit reports of Reliability; or

(5)	Deviation from full and fair reporting of Reliability’s financial condition.

ATTACHMENT A (continued)

Treatment of Complaints

Upon receipt of a complaint, the Audit Committee Chairman will (i) determine whether the complaint actually pertains to Accounting Matters and (ii) when possible, acknowledge receipt of the complaint to the sender.

Complaints relating to Accounting Matters will be reviewed under Audit Committee direction and oversight by such other persons as the Audit Committee determines to be appropriate. The review will be conducted in a confidential manner to the fullest extent possible, consistent with the need to conduct an adequate review.

Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee.

Reliability will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee with respect to good faith reporting of complaints regarding Accounting Matters or otherwise as specified in Section 806 of the Sarbanes-Oxley Act of 2002.

Reporting and Retention of Complaints and Investigations

The Audit Committee Chairman will maintain a log of all complaints, tracking their receipt, investigation and resolution and prepare a summary report for the Audit Committee to be presented at the next regularly scheduled meeting. If there have been no complaints, the monthly report will specifically state that fact. Copies of complaints and the log will be maintained in accordance with Reliability’s document retention policy.